Exhibit 99.1

FOR RELEASE, Wednesday, December 21, 2011	For Further Information Contact:
5:00 a.m. Pacific Standard Time	Katoiya Marshall, Investor Relations Contact
(310) 893-7446 or kmarshall@kbhome.com
Craig LeMessurier, Media Contact
(925) 750-6237 or clemessurier@kbhome.com
KB HOME REPORTS 2011 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS
Year Over Year Net Orders Up 38%; Homes in Backlog Up 61%; Backlog Value Up 74%
LOS ANGELES (December 21, 2011) — KB Home (NYSE: KBH), one of the nation’s premier homebuilders, today reported results for its fourth quarter and fiscal year ended November 30, 2011. Highlights and developments include the following:
•
Company-wide net orders in the 2011 fourth quarter increased 38% to 1,494, compared to 1,085 in the fourth quarter of 2010. At November 30, 2011, the Company had 2,156 homes in backlog, up from 1,336 homes in backlog at November 30, 2010. The Company’s projected future housing revenues in backlog increased 74% to approximately $459.0 million at November 30, 2011 from approximately $263.8 million at November 30, 2010.

•
Revenues in the fourth quarter of 2011 totaled $479.9 million, up 6% from $451.0 million in the fourth quarter of 2010, reflecting higher housing revenues. The growth in housing revenues was driven by a 4% year-over-year increase in the number of homes delivered to 1,995 and a 3% year-over-year increase in the average selling price to $238,400.

•
The Company reported 2011 fourth quarter net income of $13.9 million, or $.18 per diluted share, compared to $17.4 million, or $.23 per diluted share, in the year-earlier period. The 2011 fourth quarter marked the second consecutive quarter in which the Company generated operating income.

•
The Company’s cash, cash equivalents and restricted cash at the end of 2011 totaled $479.5 million (of which $64.5 million was restricted), down from $1.02 billion at year-end 2010, mainly due to $251.9 million in payments made in the fourth quarter relating to the legal matters surrounding the South Edge, LLC joint venture, and the repayment of $189.5 million of maturing senior notes and other debt during

2011. The Company’s debt balance at November 30, 2011 was $1.58 billion, compared to $1.78 billion at November 30, 2010, reflecting the debt repayments.
•
In further recognition of its sustainability achievements, KB Home was recently named the 2011 WaterSense® Builder Partner of the Year by the U.S. Environmental Protection Agency. The EPA’s WaterSense program helps homebuyers identify new homes that can save both water and energy. In 2009, KB Home was the first homebuilder to partner with the EPA’s WaterSense program in using WaterSense-labeled fixtures as the standard in all its new homes, and in 2010 it became the first homebuilder to construct new homes to the EPA’s WaterSense New Home Specifications.

“In the fourth quarter, we reported net profits, continued to increase our net orders, and built our backlog to the highest year-end level since 2008,” said Jeffrey Mezger, president and chief executive officer. “We believe these results demonstrate our success in adapting to current market realities and positioning our business for the future. We are pleased that amid weak and turbulent market conditions throughout 2011, we have posted improvements in our deliveries, revenues and selling, general and administrative expense ratio for three consecutive quarters, and generated operating income for two consecutive quarters. With our fourth quarter net orders up 38% from a year ago, and our year-end homes in backlog up 61%, we believe we are moving into 2012 well-positioned to achieve further improvement in our financial metrics.”
“In 2012, we will continue to leverage our geographically diverse market positions, our innovative home designs, our market-differentiating Built to Order™ approach, and our leaner, more efficient organization to advance our main goal—achieving sustained profitability,” continued Mezger. “Our focus will be on driving growth in our sales and margins to optimize returns on the investments we have made in strategic land positions and in our new home communities. We anticipate that our companywide average selling price will continue to grow in 2012 as we heighten our concentration in our most desirable markets, particularly in our West Coast region which typically generates higher profits. We will remain attentive to the business environment, which is likely to be volatile, and we will make appropriate adjustments within our operations as conditions warrant.”
For the quarter ended November 30, 2011, revenues totaled $479.9 million, up 6% from the year-earlier quarter, reflecting increases of 4% in the number of homes delivered and 3% in the average selling price. The Company delivered 1,995 homes at an average selling price of $238,400 in the fourth quarter of 2011, compared to 1,918 homes delivered at an average selling price of $232,500 in the year-earlier quarter. Land sale revenues totaled $.1 million in the fourth quarter of 2011 and $1.9 million in the fourth quarter of 2010.
The Company’s homebuilding business posted operating income of $.8 million for the quarter ended November 30, 2011, down from $29.1 million for the year-earlier quarter, reflecting lower gross profits and increased selling, general and administrative expenses, partly offset by a gain on loan guaranty of $6.6 million.
The year-over-year decrease in fourth quarter gross profits resulted from a lower housing gross margin, partially offset by an increase in the number of homes delivered. The Company’s fourth quarter housing gross margin was 14.7% in 2011 and 19.1% in 2010. The current quarter’s housing gross margin included $2.3 million of noncash inventory impairment and land option contract abandonment charges, compared to $2.9 million of such charges in the year-earlier quarter. Excluding these inventory-related charges, the current quarter’s housing gross margin would have been 15.1%, down from 19.7% in the corresponding quarter of 2010. This year-over-year decrease reflected fewer homes delivered from higher-margin communities, largely as a result of higher-margin community close-outs in the year-earlier period, partly offset by improved operating leverage from an overall increase in the volume of homes delivered. The fourth quarter 2011 housing gross margin, excluding inventory-related charges, remained essentially flat with the 15.2% posted in the 2011 third quarter, which also excluded favorable warranty adjustments, and improved from 14.9% in the second quarter and 13.4% in the first quarter.
Selling, general and administrative expenses increased by $19.9 million, or 36%, to $75.6 million in the fourth quarter of 2011 from $55.7 million in the year-earlier quarter as the impact of the Company’s ongoing progress in streamlining its organizational structure and reducing overhead was more than offset by the effect of the higher number of homes delivered, increased marketing expenses to support new community openings and higher legal expenses. As a percentage of housing revenues, the Company’s selling, general and administrative expenses were 15.9% in the fourth quarter of 2011, an improvement from 25.4% in the first quarter, 23.2% in the second quarter and 16.5% in the third quarter of 2011. This improvement reflected both the Company’s higher housing revenues and the impact of its cost reduction activities. In the fourth quarter of 2010, this ratio was 12.5%. The Company expects the favorable effects of its cost-cutting measures to become more visible in 2012.
During the 2011 fourth quarter, the bankruptcy and lender-related legal matters concerning South Edge, LLC and the Company’s obligations with respect to those matters were essentially resolved. South Edge, LLC was a residential development joint venture located near Las Vegas, Nevada in which a Company subsidiary participated along with other unrelated homebuilders and a third party property development firm. The gain on loan guaranty during the quarter reflected the consummation of a consensual plan of reorganization of South Edge, LLC that was confirmed by a bankruptcy court in November and included, among other things, the satisfaction of a limited several repayment guaranty the Company provided to the administrative agent for the lenders to South Edge, LLC. In connection with the reorganization plan and the settlement of other South Edge-related legal matters, the Company made payments of $251.9 million in the fourth quarter of 2011.
Interest expense, net of amounts capitalized, decreased to $12.3 million in the fourth quarter of 2011 from $16.2 million in the year-earlier quarter, mainly due to a reduction in the amount of debt outstanding and an increase in the amount of interest capitalized as a result of a higher balance of inventory qualifying for interest capitalization.
The Company’s financial services operations generated pretax income of $22.8 million for the current quarter and $3.6 million for the year-earlier quarter. The results for the 2011 fourth quarter included a gain of $19.8 million related to the wind down of the Company’s unconsolidated mortgage banking joint venture, which stopped offering mortgage banking services in late June 2011. The Company received the cash associated with the gain in early December, and therefore it was not reflected in the Company’s year-end cash balance. In 2010, the financial services results for the fourth quarter included the Company’s equity in income of the unconsolidated mortgage banking joint venture of $1.1 million.
The Company posted pretax income of $11.4 million in the fourth quarter of 2011, compared to $15.4 million in the year-earlier quarter. In the fourth quarter, the Company generated a net profit for the first time in 2011, reporting net income of $13.9 million, or $.18 per diluted share, including an income tax benefit of $2.5 million. In the fourth quarter of 2010, the Company generated net income of $17.4 million, or $.23 per diluted share, including an income tax benefit of $2.0 million.

The Company’s net orders in the fourth quarter of 2011 increased 38% on a year-over-year basis to 1,494 from 1,085 in the year-earlier period. Net orders were higher in each of the Company’s four geographic regions, with increases ranging from 10% in the Southwest region to 48% in the West Coast region. These favorable comparisons reflected activity from new home communities opened during the year, as well as depressed net orders in the year-earlier quarter resulting in part from reduced demand following the expiration of the federal homebuyer tax credit in April 2010. The cancellation rate as a percentage of gross orders was 34% in the fourth quarter of 2011 and 37% in the year-earlier quarter. The Company’s backlog at the end of 2011 totaled 2,156 homes, a 61% increase from the 1,336 homes in backlog at the end of 2010. Projected future housing revenues from homes in backlog at November 30, 2011 totaled approximately $459.0 million, representing a 74% increase from projected future housing revenues of approximately $263.8 million at November 30, 2010, with each of the Company’s geographic regions generating a year-over-year increase in backlog levels.
For the year ended November 30, 2011, Company-wide revenues totaled $1.32 billion, down 17% from $1.59 billion for the year-earlier period. The decrease was mainly due to lower housing revenues. The number of homes delivered in 2011 decreased 21% year over year to 5,812, while the average selling price increased 5% to $224,600. The Company posted a net loss of $178.8 million, or $2.32 per diluted share, for the year ended November 30, 2011, including noncash charges of $79.5 million for inventory and joint venture impairments and land option contract abandonments and a $30.8 million loss on loan guaranty, partially offset by a $19.8 million gain related to the wind down of the Company’s unconsolidated mortgage banking joint venture, and an income tax benefit of $2.4 million. For the year ended November 30, 2010, the Company posted a net loss of $69.4 million, or $.90 per diluted share, including noncash charges of $19.9 million for inventory impairments and land option contract abandonments, and an income tax benefit of $7.0 million. The Company’s net orders for the year ended November 30, 2011 increased to 6,632 from 6,556 in the prior year, representing the first increase in full year net orders in two years.
The Conference Call on the Fourth Quarter 2011 earnings will be broadcast live TODAY at 8:30 a.m. Pacific Standard Time, 11:30 a.m. Eastern Standard Time. To listen, please go to the Investor Relations section of the Company’s website at www.kbhome.com.
About KB Home
KB Home is one of the largest and most recognized homebuilding companies in the United States. Since its founding in 1957, the Company has built more than half a million quality homes. KB Home’s signature Built to Order™ approach lets each buyer customize their new home from lot location to floor plan and design features. In addition to meeting strict ENERGY STAR® guidelines, all KB homes are highly energy efficient to help lower monthly utility costs for homeowners, which the Company demonstrates with its proprietary KB Home Energy Performance Guide™ (EPG). A leader in utilizing state-of-the-art sustainable building practices, KB Home was named the #1 Green Homebuilder in a 2010 study by Calvert Investments and the #1 Homebuilder on FORTUNE magazine’s 2011 World’s Most Admired Companies list. Los Angeles-based KB Home was the first homebuilder listed on the New York Stock Exchange, and trades under the ticker symbol “KBH.” For more information about KB Home’s new home communities, call 888-KB-HOMES or visit www.kbhome.com.
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to: general economic, employment and business conditions; adverse market conditions that could result in additional impairments or abandonment charges and operating losses, including an oversupply of unsold homes, declining home prices and increased foreclosure and short sale activity, among other things; conditions in the capital and credit markets (including residential consumer mortgage lending standards, the availability of residential consumer mortgage financing and mortgage foreclosure rates); material prices and availability; labor costs and availability; changes in interest rates; inflation; our debt level, including our ratio of debt to total capital, and our ability to adjust our debt level and structure; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition for home sales from other sellers of new and existing homes, including sellers of homes obtained through foreclosures or short sales; weather conditions, significant natural disasters and other environmental factors; government actions, policies, programs and regulations directed at or affecting the housing market (including, but not limited to, the Dodd-Frank Act, tax credits, tax incentives and/or subsidies for home purchases, tax deductions for residential consumer mortgage interest payments and property taxes, tax exemptions for profits on home sales, and programs intended to modify existing mortgage loans and to prevent mortgage foreclosures), the homebuilding industry, or construction activities; the availability and cost of land in desirable areas; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred; legal or regulatory proceedings or claims; our ability to access capital; our ability to use the net deferred tax assets we have generated; our ability to successfully implement our current and planned product, geographic and market positioning (including, but not limited to, our efforts to expand our inventory base/pipeline with desirable land positions or interests at reasonable cost and to expand our community count and open new communities, and our increasing operational and investment concentration in markets in California and Texas), revenue growth, and overhead and other cost reduction strategies; consumer traffic to our new home communities and consumer interest in our product designs, including The Open SeriesTM; the impact of our unconsolidated mortgage banking joint venture ceasing to accept loan applications effective June 27, 2011 and ceasing to offer mortgage banking services to our homebuyers after June 30, 2011; the manner in which our homebuyers are offered and obtain residential consumer mortgage loans and mortgage banking services; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.
# # #
(Tables Follow)
# # #

KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Twelve Months and Three Months Ended November 30, 2011 and 2010
(In Thousands, Except Per Share Amounts)

	Twelve Months		Three Months
	2011	2010	2011	2010
Total revenues	$1,315,866	$1,589,996	$479,872	$450,963

Homebuilding:
Revenues	$1,305,562	$1,581,763	$475,746	$447,917
Costs and expenses	(1,408,636)	(1,597,808)	(474,911)	(418,817)

Operating income (loss)	(103,074)	(16,045)	835	29,100

Interest income	871	2,098	95	470
Interest expense	(49,204)	(68,307)	(12,302)	(16,199)
Equity in income (loss) of unconsolidated joint ventures	(55,839)	(6,257)	26	(1,578)

Homebuilding pretax income (loss)	(207,246)	(88,511)	(11,346)	11,793

Financial services:
Revenues	10,304	8,233	4,126	3,046
Expenses	(3,512)	(3,119)	(1,031)	(480)
Equity in income/gain on wind down of unconsolidated joint venture	19,286	7,029	19,662	1,083

Financial services pretax income	26,078	12,143	22,757	3,649

Total pretax income (loss)	(181,168)	(76,368)	11,411	15,442
Income tax benefit	2,400	7,000	2,500	2,000

Net income (loss)	$(178,768)	$(69,368)	$13,911	$17,442

Basic earnings (loss) per share	$(2.32)	$(.90)	$.18	$.23

Diluted earnings (loss) per share	$(2.32)	$(.90)	$.18	$.23

Basic average shares outstanding	77,043	76,889	77,159	76,957

Diluted average shares outstanding	77,043	76,889	77,197	76,983

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	November 30,	November 30,
	2011	2010
Assets

Homebuilding:
Cash and cash equivalents	$415,050	$904,401
Restricted cash	64,481	115,477
Receivables	66,179	108,048
Inventories	1,731,629	1,696,721
Investments in unconsolidated joint ventures	127,926	105,583
Other assets	75,104	150,076

	2,480,369	3,080,306

Financial services	32,173	29,443

Total assets	$2,512,542	$3,109,749

Liabilities and stockholders’ equity

Homebuilding:
Accounts payable	$104,414	$233,217
Accrued expenses and other liabilities	374,406	466,505
Mortgages and notes payable	1,583,571	1,775,529

	2,062,391	2,475,251

Financial services	7,494	2,620
Stockholders’ equity	442,657	631,878

Total liabilities and stockholders’ equity	$2,512,542	$3,109,749

KB HOME
SUPPLEMENTAL INFORMATION
For the Twelve Months and Three Months Ended November 30, 2011 and 2010
(In Thousands)

	Twelve Months		Three Months
Homebuilding revenues:	2011	2010	2011	2010

Housing	$1,305,299	$1,575,487	$475,636	$446,010
Land	263	6,276	110	1,907

Total	$1,305,562	$1,581,763	$475,746	$447,917

	Twelve Months		Three Months
Costs and expenses:	2011	2010	2011	2010

Construction and land costs
Housing	$1,129,785	$1,301,677	$405,899	$360,837
Land	200	6,611	1	2,255

Subtotal	1,129,985	1,308,288	405,900	363,092
Selling, general and administrative expenses	247,886	289,520	75,576	55,725
Loss (gain) on loan guaranty	30,765	—	(6,565)	—

Total	$1,408,636	$1,597,808	$474,911	$418,817

	Twelve Months		Three Months
Interest expense:	2011	2010	2011	2010

Interest incurred	$115,649	$120,428	$27,548	$30,323
(Gain) on early extinguishment of debt/loss on voluntary termination of credit facility	(3,612)	1,802	—	—
Interest capitalized	(62,833)	(53,923)	(15,246)	(14,124)

Total	$49,204	$68,307	$12,302	$16,199

	Twelve Months		Three Months
Other information:	2011	2010	2011	2010

Depreciation and amortization	$4,181	$5,438	$885	$1,205
Amortization of previously capitalized interest	79,338	105,150	26,592	25,696

KB HOME
SUPPLEMENTAL INFORMATION
For the Twelve Months and Three Months Ended November 30, 2011 and 2010

	Twelve Months		Three Months
Average sales price:	2011	2010	2011	2010

West Coast	$335,500	$346,300	$358,300	$372,700
Southwest	165,800	158,200	179,100	153,200
Central	171,500	163,700	173,100	166,800
Southeast	195,500	170,200	192,900	192,000

Total	$224,600	$214,500	$238,400	$232,500

	Twelve Months		Three Months
Homes delivered:	2011	2010	2011	2010

West Coast	1,757	2,023	656	583
Southwest	843	1,150	270	238
Central	2,155	2,663	706	729
Southeast	1,057	1,510	363	368

Total	5,812	7,346	1,995	1,918

Unconsolidated joint ventures	1	102	—	23

	Twelve Months		Three Months
Net orders:	2011	2010	2011	2010

West Coast	2,017	1,703	490	331
Southwest	907	1,007	172	157
Central	2,480	2,437	517	370
Southeast	1,228	1,409	315	227

Total	6,632	6,556	1,494	1,085

Unconsolidated joint ventures	—	66	—	4

	November 30, 2011		November 30, 2010
Backlog data:	Backlog Homes	Backlog Value	Backlog Homes	Backlog Value
(Dollars in thousands)

West Coast	463	$161,987	203	$74,816
Southwest	203	37,071	139	21,306
Central	1,018	168,512	693	113,155
Southeast	472	91,380	301	54,517

Total	2,156	$458,950	1,336	$263,794

Unconsolidated joint ventures	—	$—	1	$511

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
For the Twelve Months and Three Months Ended November 30, 2011 and 2010
(In Thousands, Except Percentages)
This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s housing gross margin, excluding inventory impairment and land option contract abandonment charges, which is not calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes this non-GAAP financial measure is relevant and useful to investors in understanding its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because the housing gross margin, excluding inventory impairment and land option contract abandonment charges is not calculated in accordance with GAAP, this measure may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to the operating and financial performance measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement its respective most directly comparable GAAP financial measure in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Housing Gross Margin, Excluding Inventory Impairment and Land Option Contract Abandonment Charges
The following table reconciles the Company’s housing gross margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s housing gross margin, excluding inventory impairment and land option contract abandonment charges:

	Twelve Months		Three Months
	2011	2010	2011	2010
Housing revenues	$1,305,299	$1,575,487	$475,636	$446,010
Housing construction and land costs	(1,129,785)	(1,301,677)	(405,899)	(360,837)

Housing gross margin	175,514	273,810	69,737	85,173
Add: Inventory impairment and land option contract abandonment charges	25,740	19,577	2,284	2,838

Housing gross margin, excluding inventory impairment and land option contract abandonment charges	$201,254	$293,387	$72,021	$88,011

Housing gross margin as a percentage of housing revenues	13.4%	17.4%	14.7%	19.1%

Housing gross margin, excluding inventory impairment and land option contract abandonment charges, as a percentage of housing revenues	15.4%	18.6%	15.1%	19.7%

Housing gross margin, excluding inventory impairment and land option contract abandonment charges, is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs before pretax, noncash inventory impairment and land option contract abandonment charges associated with housing operations recorded during a given period, by housing revenues. The most directly comparable GAAP financial measure is housing gross margin. The Company believes housing gross margin, excluding inventory impairment and land option contract abandonment charges, is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profit the Company generated specifically on the homes delivered during a given period and enhances the comparability of housing gross margins between periods. This financial measure assists management in making strategic decisions regarding product mix, product pricing and construction pace. The Company also believes investors will find housing gross margin, excluding inventory impairment and land option contract abandonment charges, relevant and useful because it represents a profitability measure that may be compared to a prior period without regard to variability of charges for inventory impairments or land option contract abandonments.